Exhibit 10.20

[DELTATHREE, INC. LETTERHEAD]

December 31, 2013

[________________]

[________________]

Dear [_____]:

You have elected to defer receipt of certain amounts which will otherwise become payable to you by deltathree Inc. (the "Company") in the future, effective on January 1, 2014, in connection with your service on the Board of Directors of the Company and certain Committees of that Board. This letter sets forth the terms of the deferral facility.

1.	This agreement shall cover half (50%) the amounts otherwise payable to you in cash by the Company in connection with your service as a member of the Board of Directors of the Company, and chairmanship or membership fees otherwise payable in connection with your service on certain Committees of that Board during the period covered by this agreement (the "Deferred Payments"). Deferred Payments shall not include stock-based compensation paid or payable to you or reimbursement for expenses incurred in connection with your Company activities.

2.	The Deferred Payment shall be paid to you in a lump sum, by December 31, 2014.

3.	In the event of Change of Control, as defined under the deltathree 2009 stock incentive plan, the Deferred Payment shall be paid to you in a lump sum within 30 days of such event taking place.

4.	This agreement shall continue in full force and effect unless it shall be terminated, by you or by the Company, by either party giving written notice, 30 days in advance of such termination. Notwithstanding the giving of such notice, amounts deferred prior to the effective date of termination shall be paid at the time and in the manner set forth in paragraph 2 above.

Please indicate your acknowledgment of an agreement to all of the foregoing by signing below.

Very truly yours,

deltathree, Inc.

by:

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Name: Effi Baruch

Title: CEO & President

ACKNOWLEDGED AND AGREED TO:

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[________]

Date: